


                                                                                                       EXHIBIT (12)

                                     CAROLINA TELEPHONE AND TELEGRAPH COMPANY
                                              COMPUTATION OF RATIO OF
                                             EARNINGS TO FIXED CHARGES


                                                 1997           1996          1995          1994          1993
-------------------------------------------------------------------------------------------------------------------
                                                                       (in thousands)
Earnings
    Income before income taxes and         $  199,639     $    188,285 $    158,442   $    151,120  $    76,323
      extraordinary items
    Capitalized interest                         (202)            (209)        (844)          (140)         (54)
-------------------------------------------------------------------------------------------------------------------

Subtotal                                      199,437          188,076      157,598        150,980       76,269
                                           ------------------------------------------------------------------------

Fixed charges
    Interest charges                           22,531           21,471       23,257         22,245       21,960
    Interest factor of operating rents          1,325            1,554        1,280          1,039        2,320
-------------------------------------------------------------------------------------------------------------------

Total fixed charges                            23,856           23,025       24,537         23,284       24,280
                                           ------------------------------------------------------------------------

Earnings, as adjusted                      $  223,293     $    211,101 $    182,135   $    174,264  $   100,549
                                           ------------------------------------------------------------------------

Ratio of earnings to fixed charges            9.36             9.17         7.42 (1)       7.48         4.14 (2)
                                           ------------------------------------------------------------------------


(1) Excluding the 1995 $8 million restructuring charge, the ratio of earnings to fixed charges would have been 7.75.

(2) Excluding the 1993 $46 million merger and integration charges related to the merger of Sprint and Centel, the ratio of earnings to fixed charges would have been 6.05.

NOTE: The ratios were computed by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings include income before income taxes and extraordinary items, less capitalized interest. Fixed charges include interest on all debt (including amortization of debt issuance costs) and the interest component of operating rents.